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                                                                  EXHIBIT 4(iii)
                            RAMSAY HEALTH CARE, INC.

                                     Rules
                    Under 1993 Employee Stock Purchase Plan




                 1. Capitalized terms used in these Rules shall have the meanings set forth in the Ramsay Health Care, Inc. 1993 Employee Stock Purchase Plan.

                 2. Prior to the Offering Date of the first Offering under the Plan in which an Employee is eligible to participate, such Eligible Employee shall be furnished with a copy of the Plan, the Rules thereunder, the Prospectus with respect to the Plan, the Brochure for Employees describing the Plan, and a Stock Purchase Agreement.

                 3. To participate in the Plan, an Eligible Employee must deliver by hand or mail, postage prepaid, a signed Stock Purchase Agreement to the Secretary of the Committee or his designee not less than ten business days prior to the Offering Date on which an Offering commences.

                 4. Upon delivering a signed Stock Purchase Agreement in accordance with Rule 3 hereof, an Eligible Employee shall become a Participant in the Offering which commences on the Offering Date next succeeding the receipt by the Secretary of the Committee of such Stock Purchase Agreement, and subsequent Offerings, subject to withdrawal in accordance with the provisions of the Plan. Notwith-





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standing the foregoing, an Eligible Employee shall become a Participant in the
Initial Offering, and subsequent Offerings, subject to withdrawal in accordance with the provisions of the Plan, upon delivering a signed Stock Purchase Agreement in accordance with Rule 3 hereof on or before the date designated by the Committee for such purpose.

                 5. For purposes of the Plan, the effective date of any notice thereunder by a Participant shall be the date of receipt of the notice by the Secretary of the Committee or his designee.

                 6. By appropriate notice, the effective date of which is prior to an Offering Date, a Participant may change the amount of his payroll deductions for the Offering which commences on such Offering Date, subject to the limitations contained in Section 6.2 of the Plan.

                 7. By appropriate notice, the effective date of which is prior to an Exercise Date, a Participant may elect to have the remaining balance in his Stock Purchase Account upon expiration of the Offering and after any purchase of shares of Common Stock on such Exercise Date, refunded to him. As soon as practicable following such Exercise Date, the Treasurer of the Company shall transmit a check to the Participant for such remaining balance.





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                 8.       An Eligible Employee shall designate in his Stock
Purchase Agreement that shares of Common Stock purchased under the Plan be registered either in his name or jointly in his name and his spouse's name. By appropriate notice, a Participant may change such designation at any time.

                 9. As soon as practicable following each Exercise Date, the Company shall issue to each Participant in the Offering which expired on such Exercise Date a statement of his Stock Purchase Account relating to such Offering, which shall include (a) the number of shares of Common Stock purchased during the Offering and (b) the remaining balance in his Stock Purchase Account upon expiration of such Offering.

                 10. By appropriate notice, a Participant may withdraw from the Plan at any time. If the effective date of such notice is at least one business day prior to an Exercise Date, shares of Common Stock shall not be purchased by the Participant on such Exercise Date pursuant to Section 10 of the Plan. If the effective date of such notice is an Exercise Date, shares of Common Stock shall be purchased by the Participant pursuant to Section 10 of the Plan. Payroll deductions from a Participant's Compensation shall be discontinued as soon as practicable following the effective date of his notice of withdrawal. As soon as practicable





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following such effective date, the Treasurer of the Company shall transmit a check to the Participant for the remaining balance in his Stock Purchase
Account.

                 11. If a Participant ceases to be an Employee by reason of clause (b) or (c) of Section 2.8 of the Plan, payroll deductions from his Compensation shall be discontinued as soon as practicable following the effective date on which he so ceased to be an Employee. As soon as practicable following the purchase of shares of Common Stock pursuant to Section 14 of the Plan, the Treasurer of the Company shall transmit a check to the Participant for the remaining balance in his Stock Purchase Account.

                 12. The date of determination by the Committee that a Participant has attempted to transfer his rights to purchase shares under the Plan shall be deemed to be the effective date of his withdrawal from the Plan. The purchase of shares of Common Stock, the discontinuance of payroll deductions, and the refund of the remaining balance in his Stock Purchase Account shall be in accordance with Rule 10.

                 13. In the event of the expiration of the Plan pursuant to Section 22 thereof, or termination of the Plan pursuant to Section 16, 21 or 22 thereof, as soon as practicable following such expiration or termination, the Treasurer of the Company shall transmit a check to each





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Participant for the remaining balance in his Stock Purchase Account.

                 14. Claims of incorrect payroll deductions during an Offering Period must be made by the Participant within 60 days after the close of such Offering Period to the Treasurer, One Poydras Plaza, 639 Loyola Avenue, Suite 1400, New Orleans, Louisiana 70113 (telephone: (504) 525-2505).